Exhibit 10.2

Loan No. RI1087T01

PROMISSORY NOTE AND

SINGLE ADVANCE TERM LOAN SUPPLEMENT

THIS PROMISSORY NOTE AND SUPPLEMENT (this “Promissory Note and Supplement”) to the Master Loan Agreement dated as of October 29, 2012 (the “MLA”) is entered into as of October 29, 2012 between THE CONNECTICUT WATER COMPANY, Clinton, Connecticut, a Connecticut corporation (the “Company”) and CoBANK, ACB, a federally chartered instrumentality of the United States (“CoBank”).

SECTION 1.    The Term Loan.  On the terms and conditions set forth in the MLA and this Promissory Note and Supplement, CoBank agrees to make a loan to the Company in an amount not to exceed $8,000,000.00 (the “Commitment”). The Commitment shall expire at 12:00 noon (Company’s local time) on November 1, 2012, or on such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 2.    Purpose.  The purpose of the Commitment is to refinance existing bond debt of the Company issued through the Connecticut Development Authority (“CDA”) and identified on Exhibit A hereto (individually or collectively, the “Existing Debt”).

SECTION 3.    Availability.  Notwithstanding Section 2 of the MLA and provided that each of the conditions precedent set forth herein and in the MLA have been satisfied, the loan will be made available to the Company on a date to be agreed upon by the parties (the “Closing Date”). The loan will be made available in a single advance by CoBank wire transferring the proceeds of the loan to CDA.

SECTION 4.    Interest.  The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:

(A)    Weekly Quoted Variable Rate.  At a rate per annum equal at all times to the rate of interest established by CoBank on the first Business Day of each week. The rate established by CoBank shall be effective until the first Business Day of the next week. Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request.

(B)    Quoted Rate Option.  At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to CoBank in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 180 days; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be five.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an

Promissory Note and Single Advance Term Loan Supplement RI1087T01 THE CONNECTICUT WATER COMPANY Clinton, Connecticut	-2-

additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans and rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company’s local time. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable quarterly in arrears by the 20th day of each March, June, September, and December or on such other day in such month as CoBank shall require in a written notice to the Company.

SECTION 5.    Fees.  INTENTIONALLY OMITTED.

SECTION 6.    Promissory Note.  The Company promises to repay the unpaid principal balance and any unpaid accrued interest of the loan on December 15, 2020, or such later date as CoBank may, in its sole discretion, authorize in writing. If any installment due date is not a Business Day, then such installment shall be due and payable on the next Business Day. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loan at the times and in accordance with the provisions set forth above.

SECTION 7.    Prepayment.  Subject to the broken funding surcharge provision of the MLA (Section 12 (A)), the Company may prepay all or any portion of the loan(s). Unless otherwise agreed, all prepayments will be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as CoBank shall specify.

SECTION 8.    Security.    Notwithstanding the provisions of the MLA, including, without limitation, Section 4(A) of the MLA, the Company’s obligations hereunder shall be unsecured, except that this Promissory Note and Supplement shall be guaranteed in accordance with Section 4(B) of the MLA and any related guaranty agreement.

SECTION 9.    Additional Conditions Precedent.  In addition to the conditions precedent set forth in the MLA, CoBank’s obligation to make the loan is subject to the conditions precedent that CoBank shall have received each of the following (which, in the case of instruments and documents, must be in form and content acceptable to CoBank): (A) a copy of a payoff letter or spreadsheet from CDA setting forth, as of the Closing Date, the unpaid principal balance of the Existing Debt, the interest accrued thereon, and any prepayment premiums, surcharges and other amounts owning to CDA for or on account of the Existing Debt; and (B) immediately available funds in an amount sufficient to pay all interest accrued on the Existing Debt through the Closing Date, together with all prepayment premiums, surcharges, and other amounts necessary to discharge all of the Company’s obligations to CDA for or on account of the Existing Debt.

SECTION 10.  Additional Affirmative Covenants.  In addition to the affirmative covenants set forth in the MLA, the Company agrees that: (A) if for any reason the funds remitted to CDA are insufficient to discharge all of the Company’s obligations to CDA for or on account of the Existing Debt, the Company will promptly make such additional payments to CDA as may be required to discharge such

Promissory Note and Single Advance Term Loan Supplement RI1087T01 THE CONNECTICUT WATER COMPANY Clinton, Connecticut	-3-

obligations in full; and (B) while this Promissory Note and Supplement is in effect and unless CoBank otherwise consents in writing, the Company will immediately, secure the Company’s obligations hereunder and, to the extent related hereto, the MLA as specifically provided in the Security, Guarantee(s) and Title Insurance Section (Section 4) of the MLA, in the event that the Company secures any of its obligations with another lender, bond holder or bond issuer, excluding liens granted in connection with purchase money indebtedness.

IN WITNESS WHEREOF, the parties have caused this Promissory Note and Supplement to the MLA to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		THE CONNECTICUT WATER COMPANY

By:	/s/ Alex Georgievski	By:	/s/ David C. Benoit

Title:	Assistant Corporate Secretary	Title:	Vice President and Chief Financial Officer

Promissory Note and Single Advance Term Loan Supplement RI1087T01 THE CONNECTICUT WATER COMPANY Clinton, Connecticut	-4-

EXHIBIT A

To Supplement No. RI1087T01

DESCRIPTION OF EXISTING DEBT TO BE REFINANCED

HOLDER/ISSUER	BOND DESIGNATION	PRINCIPAL OUTSTANDING
CDA	2003 Series A 4.40%	$8,000,000.00